Exhibit 99.1

Southport Acquisition Corp. II Announces Pricing of $200,000,000 Initial Public Offering

Greenwich, CT, Sept. 30, 2026 (GLOBE NEWSWIRE) -- Southport Acquisition Corp. II (NYSE: PORT.U) (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The Company’s units are expected to be listed on the New York Stock Exchange (“NYSE”) under the symbol “PORT.U” and will begin trading on October 1, 2026. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “PORT” and “PORT.W,” respectively. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any. The closing of the offering is anticipated to take place on or about October 2, 2026, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, industry, sector or geographical location. The Company’s management team is led by Jeb Spencer, its Chief Executive Officer and Chairman of the Board of Directors, and Griffith Gates, its President and Chief Operating Officer. Jared Stone, Matthew Hansen, David Winfield, Cathleen Schreiner-Gates, John Aslanian and Robert Katz are independent directors.

Cohen & Company Capital Markets is acting as the sole book-running manager for the offering. Ellenoff Grossman & Schole LLP and Ogier (Cayman) LLP are serving as legal counsel to the Company, and Reed Smith LLP is serving as legal counsel to the underwriters.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (“SEC”) on September 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Southport Acquisition Corp. II
Jeb Spencer, Chief Executive Officer
jspencer@tvccapital.com